CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 58 to Registration Statement No. 33-73792 on Form N-1A of our report dated May 23, 2016, relating to the financial statements and financial highlights of Rainier Investment Management Mutual Funds, comprising Large Cap Equity Fund, Mid Cap Equity Fund, Small/Mid Cap Equity Fund, High Yield Fund, Intermediate Fixed Income Fund, and International Discovery Fund appearing in the Annual Report on Form N-CSR of Rainier Investment Management Mutual Funds for the year ended March 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel”, and “General Information” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

July 29, 2016